UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2019

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12121 Wickchester Lane, Suite 500, Houston, TX		77079
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (346) 980-1700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SMHI	New York Stock Exchange (“NYSE”)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement

On November 1, 2019, SEACOR Capital (UK) Limited (the “Seller”), a wholly-owned subsidiary of SEACOR Marine Holdings Inc. (the “Company”), entered into a Sale and Purchase Agreement (the “SPA”) to sell its North Sea standby safety business through the sale of 100% of the equity of its subsidiary, Boston Putford Offshore Safety Limited (“BPOS” and together with its subsidiaries, the “BPOS Group”), to North Star Holdco Limited (the “Buyer”), upon the terms and subject to the conditions set forth in the SPA (the “Sale”). As consideration for the Sale, at the closing of the transaction, the Buyer will pay the Seller an aggregate purchase price equal to approximately £19.5 million (equivalent to approximately US$25.1 million based on the USD to GBP closing exchange rate on October 31, 2019), subject to adjustment for continued intercompany services provided and interest calculated from July 31, 2019. Additional consideration of up to £4 million (equivalent to approximately US$5.2 million based on the same exchange rate) may be payable to the Seller based on revenue targets being achieved in 2020 and 2021.

Prior to the closing, four vessels used in the business of the BPOS Group but owned by other subsidiaries of the Company (the “Vessel Transferors”) will be transferred to the BPOS Group such that the BPOS Group will own a total of 18 vessels (the “BPOS Vessels”) at closing. In addition, the SPA provides that, at closing, SEACOR Marine (Guernsey) Limited, another subsidiary of the Company (the “Crew Employer”), will transfer (pursuant to local employment regulations) the crew employees who are assigned to the BPOS Vessels to an affiliate of the Buyer.

In accordance with the SPA, the Buyer has obtained a warranty and indemnity insurance policy pursuant to which the insurer irrevocably waives any subrogation rights against the Seller, the Vessel Transferors and the Crew Employer except in the case of fraud.

The parties to the SPA, the Vessel Transferors and the Crew Employer have each made customary representations, warranties and covenants. In particular the Seller, the Vessel Transferors, the Crew Employer and the Company (the “Seller Parties”) provided certain fundamental warranties (relating to title capacity and solvency), general business warranties and tax warranties, which are given subject to matters fairly disclosed to the Buyer and other limitations. Subject to certain limitations, the Seller is to indemnify the Buyer for losses resulting from (i) any BPOS Group member’s participation as an employer in any occupational pension scheme providing benefits which are not money purchase benefits and any action by the Pensions Regulator in respect of their participation in specified pension schemes, (ii) certain charter arrangements between Seacosco Yangtze LLC and BPOS, (iii) the restructuring of debt arrangements and (iv) certain tax liabilities.

The Seller Parties’ liability (taken together) will be limited to (i) £1 with respect to claims for breach of the general/tax warranties and claims under the tax deed; and (ii) the aggregate consideration received by the Seller with respect to all fundamental warranty claims, claims under the specific indemnities summarised above and all other claims, provided all fundamental warranty claims shall not exceed the aggregate consideration less £6 million.

The closing is subject to certain conditions, including (i) the vessel transfers by the Vessel Transferors referred to above; (ii) the discharge of a certain guarantee given by BPOS in favour MNOPF Trustees Limited as trustee for the Merchant Navy Officers Pension Fund; and (iii) the documentation of amendments to the charter between Seacosco Yangtze LLC and BPOS referred to above. The Buyer or the Seller may terminate the SPA if the Closing has not occurred by January 31, 2020. For certain periods following closing, the Seller and the Buyer will each provide the other with certain transition services, including IT, payroll and purchasing training and support. Under the SPA, the Company has agreed to guarantee the obligations of the Seller, the Vessel Transferors and the Crew Employer in connection with the Sale.

A copy of the SPA will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its quarter ended September 30, 2019.

Item 8.01	Other Events

On November 1, 2019, the Company issued a press release announcing the Sale. The press release is attached as Exhibit 99.1 hereto and is incorporated in this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of SEACOR Marine Holdings Inc. dated November 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Marine Holdings Inc.

November 1, 2019	By:	/s/ John Gellert
	Name:	John Gellert
	Title:	President and Chief Executive Officer

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